Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Employee Stock Option Plan III, Employee Stock Option Plan IV, Performance Share Plan 2026-2032, and Restricted Share Unit Plan 2026-2030 of IQM Quantum Computers Oyj of our report dated April 3, 2026 (except for Notes 2.3.1, 2.3.2, 4.1 and 14, as to which the date is May 13, 2026, and Note 14, including the effects of the share split disclosed therein, as to which the date is August 3, 2026), with respect to the consolidated financial statements of IQM Quantum Computers Oyj included in its Registration Statement (Form F-1 No. 333-297940) for the year end December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young AB

Stockholm, Sweden
November 13, 2026